Exhibit 16

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Eric Lloyd and Elizabeth Murray with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Director and/or officer of Barings BDC, Inc., the registration statement on Form N-14, whether pre-effective or post-effective, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 8th day of September, 2022.

Signature	Title

/s/ Eric Lloyd	Executive Chairman of the Board
Eric Lloyd

/s/ Jonathan Bock	Chief Executive Officer
Jonathan Bock	(Principal Executive Officer)

/s/ Jonathan Landsberg	Chief Financial Officer
Jonathan Landsberg	(Principal Financial Officer)

/s/ Mark F. Mulhern	Director
Mark F. Mulhern

/s/ Robert Knapp	Director
Robert Knapp

/s/ Dr. Bernard Harris, Jr.	Director
Dr. Bernard Harris, Jr.

/s/ Steve Byers	Director
Steve Byers

/s/ Valerie Lancaster-Beal	Director
Valerie Lancaster-Beal

/s/ John A. Switzer	Director
John A. Switzer

/s/ David Mihalick	Director
David Mihalick

/s/ Thomas W. Okel	Director
Thomas W. Okel

/s/ Jill Olmstead	Director
Jill Olmstead